Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “MILLENNIAL MEDIA, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF DECEMBER, A.D. 2010, AT 3:46 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

	/s/ Jeffrey W Bullock
	Jeffrey W Bullock, Secretary of State
4166580 8100	AUTHENTICATION:	8448973

101224409	DATE:	12-22-10

You may verify this certificate online at corp.delaware.gov/authver.shtml

1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:49 PM 12/22/2010
FILED 03:46 PM 12/22/2010
SRV 101224409 - 4166580 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MILLENNIAL MEDIA, INC.

Paul J. Palmieri hereby certifies that:

ONE:                                         The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was May 30, 2006.

TWO:                                     He is the duly elected and acting President of MILLENNIAL MEDIA, INC., a Delaware corporation.

THREE:        The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is MILLENNIAL MEDIA, INC. (the “Company” or the “Corporation”).

II.

The address of the registered office of this Company in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Zip Code 19904, and the name of the registered agent of this Corporation in the State of Delaware at such address is National Registered Agents, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.                                    The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Company is authorized to issue is 122,622,586 shares, 74,892,833 shares of which shall be Common Stock (the “Common Stock”) and 47,729,753 shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B.                                    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C.                                    6,341,465 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”); 9,448,220 of the authorized shares of Preferred Stock are hereby designated “Series A-2 Preferred Stock” (the “Series A-2 Preferred” and together with the Series A-1 Preferred, the “Series A Preferred”); 12,737,605 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”); 10,759,630 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”); and 8,442,833 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred” and together with the Series A Preferred, the Series B Preferred and the Series C Preferred, the “Series Preferred”).

D.                                    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.                                      DIVIDEND RIGHTS.

(a)                                  Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, (A) when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, (B) upon a Liquidation Event (as defined herein), or (C) upon the redemption of the Series Preferred pursuant to Section 6 below, cash dividends at the rate of seven percent (7%) of the applicable Original Issue Price (as defined below) for such series of Series Preferred per annum on each outstanding share of Series Preferred.  Such dividends shall be payable only when, as and if declared by the Board, shall accrue from the date of issuance of the underlying share (whether or not declared), and shall be cumulative and compound annually.  No dividend may be declared or paid on a series of the Series Preferred unless all then accrued dividends are declared and paid on each other series of the Series Preferred.

(b)                                  The “Series A-1 Original Issue Price” shall be $0.205 for the Series A-1 Preferred, the “Series A-2 Original Issue Price” shall be $0.5292 for the Series A-2 Preferred, the “Series B Original Issue Price” shall be $1.182326 for the Series B Preferred, the “Series C Original Issue Price” shall be $1.48704 for the Series C Preferred and the “Series D Original Issue Price” shall be $3.2572 for the Series D Preferred (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date that this Amended and Restated Certificate of Incorporation is filed with, and declared effective by, the Secretary of State of the State of Delaware (the “Filing Date”)).  The Series A-1 Original Issue Price, Series A-2 Original Issue Price, Series B Original Issue Price, Series C Original Issue Price and Series D Original Issue Price are referred to as the “applicable Original Issue Price.”

(c)                                  So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i)                                    acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of an employee’s services to the Company; provided, that such acquisitions are approved by the Board;

(ii)                                acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; provided, that such acquisitions are approved by the Board including the affirmative approval of at least three of the Series Designees (as defined in Section 2(c) below);

(iii)                            acquisitions of Common Stock as contemplated by Section 2.3 of the Company’s Series D Preferred Stock Purchase Agreement, dated on or about the Filing Date; or

(iv)                               distributions to holders of Series Preferred and Common Stock in accordance with Sections 3 and 4.

(d)                                  In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e)                                  The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board, including the affirmative approval of at least three of the Series Designees.

2.                                      VOTING RIGHTS.

(a)                                  General Rights.  Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.  Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.  As used in this Amended and Restated Certificate of Incorporation, the term “Requisite Preferred Holders” means the holders of at least sixty-seven percent (67%) of the outstanding Series Preferred, voting together as a single class on an as-if converted to Common Stock basis.

(b)                                  Separate Vote of Series Preferred.

(i)                                    For so long as any Series Preferred shares remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the Requisite Preferred Holders shall be necessary for effecting or validating the following actions (whether by merger, recapitalization, amendment or otherwise) or to permit any subsidiary of the Company to effect or validate any of the following actions (whether by merger, recaptalization, amendment or otherwise):

(A)                               Any amendment, waiver, alteration, or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company;

(B)                               Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 1 hereof (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii), (iii) and (iv) hereof, payments contemplated by Sections 3 and 4 hereof, and redemptions required by Section 6 hereof);

(C)                               Any increase or decrease in the authorized number of members of the Company’s Board, or the establishment of any committee of the Board;

(D)                               Any incurrence of indebtedness (including guarantees of debt) by the Company in excess of an aggregate of $1,000,000 (unless previously approved by the Board, including the affirmative approval of at least three of the Series Designees (as defined below));

(E)                                 Any authorization, issuance or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exercisable for equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividend rights or any other rights, preferences or privileges of the Series Preferred, or any increase in the authorized or designated number of any such new class or series;

(F)                                 Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 hereof); or

(G)                               Any voluntary dissolution or liquidation of the Company.

(ii)                                For so long as any Series B Preferred shares remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred shall be required for any amendment, waiver, alteration or repeal of the Certificate of Incorporation or Bylaws of the Company that alters or changes the powers, preferences, or other special rights of the Series B Preferred so as to affect them adversely (whether by merger, recapitalization, or otherwise) (it being understood that the foregoing shall not limit the Company’s ability to issue securities senior to or pari passu with the Series B Preferred as to dividends, distributions upon a Liquidation Event (as defined herein), redemption or voting).

(iii)                            For so long as any Series C Preferred shares remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred shall be required for (A) any amendment, waiver, alteration or repeal of the Certificate of Incorporation or Bylaws of the Company that alters or changes the powers, preferences, or other special rights of the Series C Preferred so as to affect them adversely (whether by merger, recapitalization, amendment or otherwise) or that increases the number of authorized shares of Series C Preferred (it being understood that the foregoing shall not limit the Company’s ability to issue securities senior to or pari passu with the Series C Preferred as to dividends, distributions upon a Liquidation Event (as defined herein), redemption or voting) and (B) any increase or decrease in the authorized number of shares of Series C Preferred.

(iv)                               For so long as any Series D Preferred shares remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-seven percent (67%) of the then outstanding shares of the Series D Preferred shall be required for (A) any amendment, waiver, alteration or repeal of the Certificate of Incorporation or Bylaws of the Company that alters or changes the powers, preferences, or other special rights of the Series D Preferred so as to affect them adversely (whether by merger, recapitalization, amendment or otherwise) or that increases the number of authorized shares of Series D Preferred (it being understood that the foregoing shall not limit the Company’s ability to issue securities senior to or pari passu with the Series D Preferred as to dividends, distributions upon a Liquidation Event (as defined herein), redemption or voting) and (B) any increase or decrease in the authorized number of shares of Series D Preferred.

(c)                                  Election of Board of Directors.

(i)                                    For so long as any shares of Series A Preferred remain outstanding, the holders of Series A Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board (together, the “Series A Designees”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii)                                For so long as any shares of Series B Preferred remain outstanding, the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Designee”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii)                            For so long as any shares of Series C Preferred remain outstanding, the holders of Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series C Designee”, and together with the Series A Designees and the Series B Designee, the “Series Designees”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv)                               The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v)                                   The holders of Common Stock and Series Preferred, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3.                                      LIQUIDATION RIGHTS.

(a)                                  Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the applicable Original Issue Price (the “Initial Preference Payment”).  If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series Preferred of the Initial Preference Payment, then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts of Initial Preference Payment to which they would otherwise be respectively entitled if such amounts had been paid in full.  After payment of the full Initial Preference Payment to the holders of Series Preferred, and before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in connection with such Liquidation Event, for each share of Series Preferred held by them, an amount per share of Series Preferred equal to all accrued but unpaid dividends (whether or not declared) and all declared but unpaid dividends (the “Accrued Dividends” and together with the Initial Preference Payment, the “Preferential Amount”).  If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be sufficient to make payment in full of the Initial Preference Payment but insufficient to make payment in full to all holders of Series Preferred of the Accrued Dividends, then such assets (or consideration) that remain available for distribution after payment in full of the Initial Preference Payment shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts of Accrued Dividends to which they would otherwise be respectively entitled if such amounts had been paid in full.

(b)                                  After the payment of the Preferential Amount as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c)                                  Deemed Conversion.  Notwithstanding Sections 3(a) and (b) above, solely for purposes of determining the amount each holder of shares of Series Preferred is entitled to receive with respect to a Liquidation Event, each series of Series Preferred shall be treated as if all holders of such series had converted such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of any series of Series Preferred (including taking into account the operation of this paragraph (c) with respect to all series of Series Preferred), holders of such series would receive (with respect to such series), in the aggregate, an amount greater than the amount that would be distributed to holders of such series if such holders had not converted such series of Series Preferred into shares of Common Stock.  If holders of any series are treated as if they had converted shares of Series Preferred into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Sections 3(a) and (b) above that would otherwise be made to holders of such series of Series Preferred.

4.                                      ASSET TRANSFER OR ACQUISITION RIGHTS.

(a)                                  An Acquisition or Asset Transfer (each as hereinafter defined) shall be deemed to be a Liquidation Event of the Company (including without limitation for purposes of Section 3 above), unless the holders of at least sixty-seven percent (67%) of the outstanding Series A Preferred, voting together as a single class on an as-converted basis, the holders of at least a majority of the outstanding Series B Preferred, voting as a single class, the holders of at least a majority of the outstanding Series C Preferred, voting as a single class, and the holders of at least sixty-seven percent (67%) of the outstanding Series D Preferred, voting as a single class, elect otherwise by written notice given to the Company at least five (5) days prior to the effective date of any such Acquisition or Asset Transfer (a “Deemed Liquidation”).  The Company shall not have the power to effect any transaction constituting a Deemed Liquidation unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Section 3(a), (b) and (c) above.  The amount deemed paid or distributed to holders of capital stock of the Company upon any Deemed Liquidation shall be determined in accordance with Section 4(d) below.

(b)                                  For the purposes of this Section 4: (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii)  “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company or the sale, exclusive license, conveyance, exchange or other transfer of all or substantially all of the intellectual property of the Company.

(c)          Allocation of Escrow.  In the event of a Deemed Liquidation pursuant to Section 4(a), if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the agreement effecting such Acquisition or Asset Transfer, as applicable, shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation and (b) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(d)          In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board, including the affirmative approval of at least three of the Series Designees, on the date such determination is made; provided, however, that any publicly-traded securities to be distributed to stockholders will be valued as follows:

(i)                                    Securities not subject to investment letter or other similar restrictions on free marketability:

(A)       If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) calendar days prior to the closing; and

(B)       If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) calendar days prior to the closing.

(e)                                  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 4(d)(i)(A) and (B) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

5.                                      CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)                                  Optional Conversion.  Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series Preferred Conversion Rate (as defined below) then in effect for such series of Series Preferred (determined as provided in Section 5(b)) by the number of shares of such series of Series Preferred being converted.

(b)                                  Series Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of each series of Series Preferred (the “Series Preferred Conversion Rate” for such series) shall be the quotient obtained by dividing the applicable Original Issue Price for such series of Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c).

(c)                                  Series Preferred Conversion Price.

(i)                                    Series Preferred Conversion Price.  The conversion price for each series of Series Preferred shall initially be the applicable Original Issue Price of such series of Series Preferred (the “Series Preferred Conversion Price”).  Such initial Series Preferred Conversion Price for each series of Series Preferred shall be adjusted from time to time in accordance with this Section 5.  All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d)                                  Mechanics of Conversion.  Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series Preferred being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time after the date that the first share of Series D Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of any series of the Series Preferred, the applicable Conversion Price for such series of the Series Preferred in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of any series of the Series Preferred Stock, the applicable Conversion Price for such series of the Series Preferred in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                    Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of any series of the Series Preferred, the applicable Conversion Price of such series of the Series Preferred then in effect shall be decreased as of the time of such issuance,  as provided below:

(i)                                    The applicable Series Preferred Conversion Price shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction equal to:

(A)                               the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)                               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)                                If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)                            If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g)                                 Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)                                 Sale of Shares Below Series Preferred Conversion Price.

(i)                                    If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective applicable Series Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing applicable Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A)                               the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing applicable Series Preferred Conversion Price, and

(B)                               the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of actually issued and outstanding shares of Common Stock, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)                                No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one cent per share.  Any adjustment required by this Section 5(h) shall be rounded to the nearest fifth decimal place. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Series Preferred Conversion Price.

(iii)                            For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)                               For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)                               in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)                               in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)                               If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)                               No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v)                                   For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)                               shares of Common Stock issued upon conversion of the Series Preferred;

(B)                               shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary that are approved by the Board and that are made pursuant to the Company’s 2006 Equity Incentive Plan, as amended, or such other stock purchase or stock option plans or other arrangements that are approved by the Board, including the affirmative approval of at least two of the Series Designees;

(C)                               shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D)                               shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination with a bona fide commercial operating entity approved by the Board, including the affirmative approval of at least three of the Series Designees;

(E)                                 shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board, including the affirmative approval of at least three of the Series Designees;

(F)                                 shares of Common Stock issued pursuant to a Qualified Public Offering (as defined below); and

(G)                               any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other bona fide commercial operating entities, including without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board, including the affirmative approval of at least three of the Series Designees.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)                               In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)                                    Certificate of Adjustment.  In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Series Preferred, if such Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the affected series of Series Preferred at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such Series Preferred.  Failure to provide such notice shall have no effect on any such adjustment.

(j)                                    Waiver of Antidilution Protection.  Notwithstanding anything to the contrary, any provision of Section 5(h) and any adjustments made or required to be made to the applicable Series Preferred Conversion Price for (A) the Series A Preferred pursuant hereto may be waived on behalf of all shares of the Series A Preferred by the vote or written consent of the holders of at least sixty percent (60%) of the then-outstanding shares of the Series A Preferred, voting together as a single class on an as-if converted to Common Stock basis, (B) the Series B Preferred pursuant hereto may be waived on behalf of all shares of the Series B Preferred by the vote or written consent of the holders of at least a majority of the then-outstanding shares of the Series B Preferred, voting as a single class, (C) the Series C Preferred pursuant hereto may be waived on behalf of all shares of the Series C Preferred by the vote or written consent of the holders of at least a majority of the then-outstanding shares of the Series C Preferred, voting as a single class, and (D) the Series D Preferred pursuant hereto may be waived on behalf of all shares of the Series D Preferred by the vote or written consent of the holders of at least sixty-seven percent (67%) of the then-outstanding shares of the Series D Preferred, voting as a single class.

(k)                                Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the Requisite Preferred Holders) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l)                                    Automatic Conversion.

(i)                                    Each share of the Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for such series of the Series A Preferred at any time upon the affirmative election the holders of at least sixty percent (60%) of the then-outstanding shares of the Series A Preferred, voting together as a single class on an as-if converted to Common Stock basis.  Each share of the Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for the Series B Preferred at any time upon the affirmative election of the holders of at least a majority of the then-outstanding shares of the Series B Preferred, voting together as a single class.  Each share of the Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for the Series C Preferred at any time upon the affirmative election of the holders of at least a majority of the then-outstanding shares of the Series C Preferred, voting together as a single class.  Each share of the Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for the Series D Preferred at any time upon the affirmative election of the holders of at least sixty-seven percent (67%) of the then-outstanding shares of the Series D Preferred, voting together as a single class.  Each share of the Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for such series of the Series Preferred, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000 with a pre-money valuation of the Company of at least $250,000,000 (determined by multiplying the number of shares of Common Stock outstanding immediately prior to the effective date of such initial public offering (assuming the exercise and conversion of all then outstanding exercisable and convertible securities) by the price to public per share of such initial public offering) (a “Qualified Public Offering”).  Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii)                                Upon the occurrence of any of the events specified in Section 5(k)(i) above, the outstanding shares of the Series Preferred to be converted shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of

Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(m)                              Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(n)                                 Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o)                                  Notices.  Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p)                                  Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6.                                      REDEMPTION.

(a)                                  The Company shall be obligated to redeem the Series Preferred as follows:

(i)                                    The holders of at least sixty-seven percent (67%) of the outstanding shares of Series Preferred, voting together as a single class on an as-if converted to Common Stock basis, may require the Company, to the extent it may lawfully do so, by delivery to the Company of a written election (the “Redemption Election”) to redeem all of the then outstanding Series Preferred of such holders in two (2) equal annual installments beginning at any date on or after the fifth anniversary of the Original Issue Date (as specified in the Redemption Election), and ending on the date one (1) year from such first redemption date (each a “Redemption Date”); provided that the Company shall receive the Redemption Election to redeem at least sixty (60) days prior to the first Redemption Date (the “Redemption”).  Within ten (10) days after the receipt of the Redemption Election, the Company shall notify each holder of Series Preferred who did not initially deliver the Redemption Election (the “Non-Triggering Preferred Holders”) of the Company’s receipt of the Redemption Election and of such Non-Triggering Preferred Holder’s right to participate in the Redemption (the “Redemption Notification”).  Each Non-Triggering Preferred Holder will have thirty (30) days after its receipt of the Redemption Notification to notify the Company of its intention to participate in the Redemption.  The Company shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series Preferred to be redeemed on such Redemption Date a sum equal to the applicable Preferential Amount per share of Series Preferred.  The total amount to be paid for the Series Preferred is hereinafter referred to as the “Redemption Price.” The number of shares of Series Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).  Shares subject to redemption pursuant to this Section 6(a) shall be redeemed from each holder of Series Preferred on a pro rata basis, based on the number of shares of Series Preferred then held.  Notwithstanding anything in this Section 6 to the contrary, any such redemption of the Series Preferred shall be made on a pari passu basis amongst the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred that request such redemption.  In the event that the assets of the Company available for payment of such redemption amounts are less than the applicable Preferential Amount, the available funds shall be paid first in payment in full of the applicable Initial Preference Payment and then in payment of the applicable Accrued Dividends.

(ii)                                At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of Series Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; (B) the Redemption Dates, and (C) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates.  If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(b)                                  On or prior to such Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $10,000,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates.  Any moneys deposited by the Company pursuant to this Section 6(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion.  The balance of any funds deposited by the Company pursuant to this Section 6(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

(c)                                  On or after each such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.  From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(d)                                  In the event of a call for redemption of any shares of Series Preferred, the Conversion Rights (as defined in Section 5) for such Series Preferred shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the applicable Redemption Date, unless default is made in payment of the Redemption Price.

7.                                      NO REISSUANCE OF SERIES PREFERRED.

No shares or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A.                                    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.                                    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B.                                    Subject to Article IV, Section 2, hereof, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C.                                    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

* * * *

FOUR:                                                          This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:                                                                 This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL.  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, MILLENNIAL MEDIA, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 22nd day of December, 2010.

MILLENNIAL MEDIA, INC.

Signature:	/s/ Paul Palmieri
Paul Palmieri
President